Exhibit 99.2
Contact: Harriet Brand The Princeton Review (212) 874-8282 ext. 1091
The Princeton Review Names Stephen Richards Chief Operating Officer
and Chief Financial Officer
— Three Additional Appointments to Senior Management Team Made—
NEW YORK, Nov. 7, 2007 — Michael Perik, President and Chief Executive Officer of The Princeton Review (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced the appointment of Stephen Richards as the Chief Operating Officer and Chief Financial Officer.
“I am very pleased that Steve has decided to join the Company. We worked closely at Houghton Mifflin for several years, where I gained an appreciation for his operational skills. Those skills, combined with a very strong finance background, will help steer The Princeton Review back to profitability,” said Mr. Perik.
Prior to joining The Princeton Review, Mr. Richards served as Executive Vice-President, Chief Operating Officer and Chief Financial Officer at Houghton Mifflin. He also served as Senior Vice President and CFO at Harcourt Education and was a partner at Deloitte Touche.
“The Princeton Review has a great product line and a smart, effective work force that knows how to sell,” said Mr. Richards. “Those two factors made my decision to come aboard an easy one. The tools needed for success here are already in place.”
In his new role, Mr. Richards will lead the Company’s efforts to cut its corporate costs and bring operational and financial discipline to all of its divisions.

Mr. Perik also announced the appointment of Susan Rao as Executive Vice President Finance and Treasurer. Ms. Rao was previously Corporate Vice President/Finance and Controller at Houghton Mifflin.
Tony Bordon joins The Princeton Review as the head of the Company’s Supplementary Education Services (SES). He was previously the President of Knowledge Adventure, publisher of Jumpstart, Math Blaster, and other popular education software brands.
Joel Rubin has been promoted to the Vice President Operations overseeing all of the Princeton Review’s company-owned sites. He has been with the Company since 2001. Prior to that, he co-owned and managed one of Princeton Review’s most successful franchises.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.